Exhibit 99.1

EXIDE TECHNOLOGIES ANNOUNCES RESULTS FOR

THIRD QUARTER OF FISCAL 2003

Company Shows Improvements

Restructuring on Target

PRINCETON, New Jersey – February 14, 2003 – Exide Technologies (EXDTQ.OB), a global leader in stored electrical energy solutions, today announced that for the third quarter ended December 31, 2002, the Company reported a consolidated net loss of $7.0 million (compared with a consolidated net loss of $200.4 million for the prior year period), after recording $12.2 million in costs related to its Chapter 11 reorganization efforts and certain workforce reductions and facility closures. Results for the quarter were favorably impacted by benefits realized from plant rationalization, other restructuring initiatives and the strength of the Euro. Prior period results included restructuring costs of $13.6 million and a goodwill impairment charge of $105 million.

Craig Muhlhauser, Chairman, President and Chief Executive Officer of Exide, said, “We are very pleased with the performance in our fundamental operations that is reflected in this quarter’s results and the progress that represents. Despite the difficult economic environment during this period, we have continued to maintain strong global market share in each of our businesses. There remains much to be done to return Exide to strength and profitability, and we are determined to do that work. However, I believe these results indicate our restructuring initiatives are taking root, and that is both gratifying and encouraging”.

Operational Results

For the third quarter of fiscal 2003, the Company reported net sales of $622.1 million compared with $633.1 million in the prior year quarter. Decreased sales reflected declines in sales volumes in each of Exide’s three business segments, which were partially offset by gains attributable to the strength of the Euro and the Company’s warranty management programs.

The Company reported gross profit of $152.8 million and gross margin of 24.6 percent in the third quarter of fiscal 2003. In the comparable quarter of fiscal 2002, Exide reported gross profit of $110.0 million and gross margin of 17.4 percent. Prior year results were unfavorably impacted by inventory write-downs and a charge for excess purchase commitments. Comparable period over period margin improvements were derived from facility consolidations and realization of implemented manufacturing efficiencies.

Complete details on Exide’s third quarter earnings, as well as restructuring initiatives, are publicly available in a Form 10-Q filed by Exide on February 14, 2003 with the Securities and Exchange Commission. It can be found at www.sec.gov.

About Exide Technologies:

Exide Technologies, with operations in 89 countries and fiscal 2002 net sales of approximately $2.4 billion, is one of the world’s largest producers and recyclers of lead-acid batteries. The company’s three global business groups – transportation, motive power and network power – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, fuel-cell load leveling, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, its financial results and other information are available at www.exide.com.

Certain statements in this press release may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any results expressed or implied by such forward-looking statements. Examples of such risks, uncertainties and other factors are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and in its Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission.

Investor Contact:	Media Contact:
Doug Morris	Mayura James
Gavin Anderson & Company	Gavin Anderson & Company
212-515-1964	212-515-1962

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